CAPITAL MARKETS

Investment Banking and Financial Advisory Services

PERSONAL AND CONFIDENTIAL

April 7, 2015

Kelvyn H. Cullimore, Jr.
President/CEO
Dynatronics Corp.
7030 Park Centre Drive
Cottonwood Heights, UT 84121

Dear Kelvyn:

This letter shall serve as an addendum to the agreement in force between FMV Capital Markets, LLC ("FMV") and Dynatronics, Inc. ("Dynatronics or Client") dated April 1, 2014 ("Agreement"). This side-letter is an addendum to the Agreement, and capitalized terms used herein shall have the definitions described in the Agreement.

Dynatronics and FMV agree that if a Sale is consummated with Prettybrook Partners LLC ("Prettybrook"), or Prettybrook and its affiliates, and the Consideration related to that Sale is less than or equal to $4,500,000, the Success Fee payable to FMV shall be modified as follows. The Client will provide FMV, or whomever FMV directs, 70,000 shares of Dynatronics restricted stock at the same price paid by Prettybrook (currently discussed at $2.50/share). When received by FMV or its directed parties, this payment shall constitute final payment for all services provided under the Agreement and for all ancillary FMV services including debt placement. Furthermore, after receipt of the 70,000 Dynatronics shares noted above, FMV shall release the Client from all obligations for payment of the Success Fee under the Agreement.

Sincerely,

FMV CAPITAL MARKETS, LLC

By: Craig Primo
Managing Director

Agreed and Accepted:

DYNATRONICS CORP.

By: Kelvyn H. Cullimore, Jr.
President/CEO

Date: April 8, 2015

By: Terry M. Atkinson
Chief Financial Officer

Date: Apr. 8, 2015

FMV CAPITAL MARKETS

PERSONAL AND CONFIDENTIAL

April 1, 2014

Kelvyn H. Cullimore, Jr.
President/CEO
Dynatronics Corp.
7030 Park Centre Drive
Cottonwood Heights, UT 84121

Dear Kelvyn:

The purpose of this agreement ("Agreement") is to set forth the terms and conditions under which FMV Capital Markets, LLC (herein "FMV") agrees to be engaged by Dynatronics Corp. (the "Client") as consultant, and the sole and exclusive finder, in an effort to locate an investor in, or purchaser of, and effect the sale or other disposition of, the Client's business. Such disposition may be in the form of a merger, exchange, joint venture, an investment in, a recapitalization or other corporate restructuring or reorganization of the Client, a transfer of all or any portion of the stock or assets of the Client, to any person or entity, including existing partners, members, shareholders, or employees, the acquisition of the stock, assets, membership interests or equivalent of another entity by Client, or monetization in any form of the Client's public entity (collectively, "Sale"). Notwithstanding the foregoing, the Company shall not be restricted by this Agreement from entering into a separate brokerage agreement with a commercial real estate broker, which would not be FMV or an affiliate of FMV, for the listing and potential sale of the Company's real property consisting of its Salt Lake City, Utah headquarters (the "Real Property"), provided that if the Real Property is not sold through an independent real estate broker but is sold in a Sale as part of the sale of the Client's other assets, the Real Property shall be included in commissionable Consideration for such Sale.

Right of Refusal. The Client shall have the sole and absolute right to accept or reject any offer received from a prospective purchaser.

Term. This engagement shall begin on the date the Client signs this Agreement and end on the earlier of: the expiration or termination of the Marketing Period or this engagement as set forth below; or consummation of a Sale (the "Term"). The Marketing Period begins on the date the Client approves all Marketing Documents, and remains in effect for six months. Thereafter, the Marketing Period shall extend unless either party elects to terminate the Marketing Period by giving the other 30 days' written notice. The foregoing notwithstanding, FMV shall at all times have the right to terminate this engagement if it determines that the Client has provided false or misleading information, or omitted material information. The foregoing notwithstanding, the Client shall at all times have the right to terminate this engagement if the Company reasonably

determines that FMV has breached this Agreement and such breach has continued uncured for a period of 30 days after the Client provides written notice to FMV of such breach.

Notwithstanding the termination of this Agreement for any reason by either party pursuant to this section, the provisions of this Agreement set forth under the following headings shall survive any termination and the expiration of the Term: "Success Fees"; "Indemnity"; "Governing Law, Jurisdiction and Venue & Waiver of Jury Trial"; and "Attorneys' Fees."

Services. FMV shall use its best efforts to identify and/or locate prospective purchasers, partners or investors for the Client, to furnish material describing the Client's business to such purchasers, partners or investors, based upon information supplied by the Client, and to introduce such purchasers, partners or investors to the Client.

Success Fees. In the event of any Sale during the Term, the Client agrees to pay FMV at the closing of such Sale a fee ("Success Fee") based upon the total Consideration paid by Client, or received directly or indirectly by the Client, its shareholders and/or affiliates as a result of the Sale, including economic benefits paid or realized and including, but not limited to, cash, cash equivalents, notes made to the Client or successor beneficiaries, stock or other securities or consideration that are received in exchange for the Client's membership interests, stock, assets or equivalent and, when actually received by the Company or its shareholders, amounts payable after closing of a Sale such as earn-outs, royalties, distribution agreements and license fees (collectively, "Consideration"). Such fee shall be equal to 2% of the Consideration for such Sale plus $200,000.

After Client's payment of the Success Fee to FMV for an initial Sale under this Agreement, in the event of a consummation of a subsequent Sale during the Term (each a "Subsequent Sale"), the Company shall pay a Success Fee upon the closing of any such Subsequent Sale in the amount equal to the greater of (i) 2% of the Consideration for such Sale; or (ii) $100,000 (each a "Subsequent Sale Fee").

The Success Fee as calculated above shall be paid at closing by bank wire transfer, except that any portion of the Success Fee that is payable after the Closing upon receipt of funds by the Client or its shareholders shall be paid by bank wire transfer promptly after the receipt of such funds.

FMV shall be entitled to fees hereunder for 12 months following termination of this Agreement for buyers, partners, lenders or investors to whom FMV delivered a confidential information memorandum after executing a confidentiality and non-disclosure agreement with the Client, provided that FMV has delivered a list of such contacts no later than five business days after the termination of this Agreement.

Retainer. The Client will pay FMV a non-refundable advance payment ("Retainer") of $40,000 payable as follows: $8,000 upon execution of this Agreement; and $8,000 every 30 days after the execution of this Agreement for four consecutive months. The Retainer shall count toward the payment by the Client of any Success Fee or Subsequent Success Fee due to FMV under this Agreement.

Expenses. In addition to any Success Fee payable to FMV herein, the Client will reimburse FMV for FMV's reasonable out-of-pocket expenses incurred in connection with the services rendered pursuant to this Agreement – as invoiced, provided that (i) such expenses shall not exceed, in the aggregate [$15,000], (ii) any single expense of more than [$1,000] shall be subject to the prior approval of the Client, and (iii) the Client will not reimburse for first class or business airfare or accommodations.

Indemnity. The Client agrees to indemnify and hold harmless FMV, its affiliated companies and each of their respective officers, directors, employees, advisors, members, equity holders and agents (each, an "Indemnified Person") against all claims, damages, costs, liabilities, losses and expenses, including attorneys' fees and expenses ("Damages") arising out of the engagement contemplated hereby, except to the extent there has been a final determination that such Damages were caused primarily by FMV's gross negligence or willful misconduct. No Indemnified Person shall have any liability or obligation for any Damages suffered or incurred by the Client or any other person or entity except to the extent there has been a final determination that such Damages were caused exclusively by the gross negligence or willful misconduct of an Indemnified Person. This indemnity provision shall survive termination of the Agreement and shall be binding on any successor of the Client.

Governing Law, Jurisdiction, Venue & Waiver of Jury Trial. This Agreement shall be interpreted under and governed by the laws of the State of Utah. For purposes of the Agreement, jurisdiction and venue shall be exclusively with state and federal courts located in Salt Lake City, Utah.

Each of FMV and the Client waives any right to trial by jury in any action, proceeding or counterclaim related to, or arising out of, this Agreement or the engagement of FMV hereunder, or the performance by FMV of the services contemplated by this Agreement.

Attorneys' Fees. If either party brings an action directly or indirectly based upon this Agreement or the matters contemplated hereby against the other party, the prevailing party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such proceeding, including, without limitation, reasonable attorneys' fees and court costs, including in connection with any appeal.

No Representation. FMV makes no representations, expressed or implied, that it will effect a Sale as a result of the services furnished under this Agreement. The duties of FMV shall not include legal or accounting services, which shall be procured by the Client at its own expense. The Client acknowledges that in connection with the performance of its services hereunder, FMV may, at its sole cost and expense, use the services of companies with which it has an affiliation.

Credit. If a Sale is consummated, FMV may, at its option and expense, claim appropriate credit for its services, including placing a "tombstone" announcement in such media as it may select.

Relationship & Conflicts. FMV is an independent contractor to the Client and is not a fiduciary or agent of the Client. The Client acknowledges that FMV and its affiliates may have consulting, financial advisory, valuation, investment banking or other relationships with persons or entities other than the Client, from whom FMV may acquire information that may be of interest or value to the Client. FMV shall have no obligation to, and in certain cases may be restricted from, disclosing such information to the Client or using such information in connection with this Agreement or in providing services hereunder.

Information. FMV may rely, without independent verification, on the accuracy and completeness of all information furnished by the Client, or any other person or entity on the Client's behalf, including members of the Client's senior management team, board of directors, or any of the Client's owners or any potential participant in a Sale. The Client understands that FMV will not be responsible for independently verifying, the accuracy or completeness of such information, and FMV shall not be liable for any inaccuracies or omissions therein. The Client further acknowledges that FMV has not made and will not make any inspection or appraisal of the assets or properties of the Client, and that, with respect to any financial forecasts or projections that may be furnished to or discussed with FMV by the Client or any of the Client's representatives, FMV will assume that such forecasts and projections have been reasonably prepared and reflect the most complete and accurate available estimates and judgments of the Client or the Client's representatives regarding the expected future financial performance of the Client. Except as may be required by law or court process, any opinions or advice (whether written or oral) rendered by FMV under this Agreement are intended solely for the benefit and use of the Client, and may not be publicly disclosed in any manner or made available to third-parties (other than the Client's advisors, accountants and attorneys) without the prior written consent of FMV.

Authority. By signing this Agreement the signing party represents that he or she is duly authorized to enter into this Agreement on behalf of the Client.

Client Identification Program. To help the United States government fight the funding of terrorism and money laundering activities, federal law requires financial institutions including FMV to obtain, verify, and record information that identifies each person and/or firm with whom FMV does business.

Entire Agreement. This is the entire Agreement between the parties pertaining to its subject matter and supersedes all prior written or oral agreements, representations and understandings of the parties. No modification of this Agreement shall be binding unless agreed in writing by the parties.

Miscellaneous. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof, and the remaining provisions of this Agreement shall remain in full force and effect in accordance with the terms hereof. The Client agrees that it will be solely responsible for ensuring that any Sale complies with all applicable laws, rules and regulations.

Please indicate your acceptance of this Agreement by executing and returning a copy of this Agreement.

Sincerely,

FMV CAPITAL MARKETS, LLC

By: Craig Primo
Managing Director

Agreed and Accepted:

DYNATRONICS CORP.

By: Kelvyn H. Cullimore, Jr.
President/CEO

Date: ____________________

By: Terry M. Atkinson
Chief Financial Officer

Date: ____________________